Offer to Exchange One Share of Common Stock and One Warrant to Purchase
                         Common Stock at $.85 per Share

                                       by
                              Market Central, Inc.

                               dba Scientigo, Inc.

                                       for

             All Outstanding Shares of Its Series A Preferred Stock

             THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 4, 2005,
                     UNLESS THE EXCHANGE OFFER IS EXTENDED.

      Market Central, Inc. dba Scientigo, Inc., a Delaware corporation ("Scientigo") is offering to all of its current record holders of Scientigo's Series A Preferred Stock (the "Series A Preferred Stock") to exchange one (1) Warrant to purchase one (1) share of Common Stock at $.85 cash per share (the "Warrants") and one (1) share of Common Stock for each share of Series A Preferred Stock surrendered to Scientigo by such holder for cancellation, upon the terms set forth in this Exchange Offer and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "exchange offer").

      Our intent is to exchange all outstanding Series A Preferred Stock for Common Stock and Warrants. In such event, the 5,557,005 shares of Series A Preferred Stock currently outstanding would be exchanged for 5,557,005 shares of Common Stock and 5,557,005 Warrants.

      The exchange offer is not conditioned on any minimum number of shares of Series A Preferred Stock being tendered for cancellation. All such shares properly tendered for cancellation in accordance with the procedures set forth in this exchange offer will be accepted by Scientigo. See Section 1.

      The Series A Preferred Stock is not listed on any exchange and there is no established trading market for such Stock. The Common Stock trades on the OTC Bulletin Board, under the symbol "MKTE.OB." On July 6, 2005, the closing bid price of one share of Common Stock on the OTC Bulletin Board was $1.35. You are urged to obtain current market quotations for the Common Stock before deciding whether to tender your shares of Series A Preferred Stock. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A PREFERRED STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES A PREFERRED STOCK AND, IF SO, HOW MANY SHARES OF SUCH STOCK TO TENDER. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS EXCHANGE OFFER AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFER. SEE SECTION 2. OUR ONE DIRECTOR WHO IS A HOLDER OF THE SERIES A PREFERRED STOCK HAS ADVISED US THAT HE INTENDS TO TENDER HIS SERIES A PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. SEE SECTION 10.

YOU HAVE PREVIOUSLY BEEN PROVIDED WITH INFORMATION REGARDING THE EXCHANGE OFFER. THE INFORMATION CONTAINED IN THIS DOCUMENT IS INTENDED TO COMPLETELY REPLACE THE INFORMATION PREVIOUSLY PROVIDED TO YOU. YOU SHOULD RELY UPON THE INFORMATION CONTAINED IN THIS DOCUMENT AND DISREGARD THE INFORMATION PREVIOUSLY PROVIDED TO YOU.

                                    IMPORTANT

      If you want to tender all or part of your shares of Series A Preferred Stock, you must do one of the following before the exchange offer expires:

      o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares and any other documents required by the Letter of Transmittal for you to Greenberg Traurig, LLP, the Exchange Agent for the exchange offer; or

      o if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Exchange Agent.

      TO TENDER SHARES OF SERIES A PREFERRED STOCK PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

      Questions and requests for assistance may be directed to Greenberg Traurig, LLP, the Exchange Agent for the exchange offer, at the address and telephone number set forth in the Letter of Transmittal.

      We are not making this exchange offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this exchange offer to stockholders in any such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
--------------------------------------------------------------------------------
Important
Summary Term Sheet
Forward-Looking Statements
Introduction
The Exchange Offer
1.    General
2. Securities Offered in Exchange for Series A Preferred Stock; Differences in Rights of Securities Offered
3.    Purpose of the Exchange Offer; Certain Effects of the Exchange Offer
4.    Registration of the Resale of Common Stock
5.    Procedures for Tendering Shares of Series A Preferred Stock
6.    Withdrawal Rights
7.    Acceptance of Tendered Shares and Issuance of Common Stock and Warrants
8.    Price Range of Series A Preferred Stock
9.    Certain Information Concerning Us
10.   Interest of Directors and Executive Officers
11.   Legal Matters; Regulatory Approvals
12.   Material United States Federal Income Tax Consequences
13.   Extension of the Exchange Offer; Termination; Amendment
14.   Fees and Expenses
15.   Miscellaneous
--------------------------------------------------------------------------------

                               SUMMARY TERM SHEET

      We are providing this summary term sheet for your convenience. It highlights certain material information in this Exchange Offer, but you should realize that it does not describe all of the details of the exchange offer to the same extent described elsewhere in this Exchange Offer. We urge you to read the entire Exchange Offer and the related Letter of Transmittal because they contain the full details of the exchange offer. We have included references to the sections of this Exchange Offer where you will find a more complete discussion.

Who is offering to exchange my shares of Series A Preferred Stock for Common Stock and Warrants?

      The issuer of such Series A Preferred Stock, Market Central, Inc. dba Scientigo, Inc. See Section 9.

What will be issued to me in exchange for my Series A Preferred Stock?

      For  each  share  of  Series  A  Preferred  Stock  tendered  to  Scientigo
(including additional shares of Series A Preferred Stock issued to you in payment of accrued dividends), you will receive one (1) share of Common Stock and one (1) Warrant to purchase one share of Common Stock at an exercise price of $.85 cash per share exercisable for a term ending June 30, 2007. See Section 2.

What are the differences between the terms of the Series A Preferred Stock and the Common Stock and the Warrants?

      Each share of the Series A Preferred Stock accrues dividends, has a liquidation preference senior to the Common Stock, is convertible into one share of Common Stock, has no voting rights other than limited class voting rights under Delaware law and has limited registration rights. The Common Stock does not accrue dividends, has no liquidation preference, has full voting rights on all matters submitted to the stockholders for approval and no registration rights. Each Warrant provides the holder with the contractual right to purchase one share of Common Stock for $.85 cash during the term ending June 30, 2007, and has no other rights. See Section 2.

Will the Common Stock issued to me and the Common Stock issued to me if I exercise the Warrants be freely tradable?

      No. The Common Stock and Warrants are being issued pursuant to applicable exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act") and will be not be freely tradable. However, Scientigo intends to register all of such shares of Common Stock for resale following the completion of the Exchange Offer. See Section 4.

How many shares of Series A Preferred Stock will Scientigo accept for exchange?

      We will accept all outstanding shares of Series A Preferred Stock properly tendered for exchange. The exchange offer is not conditioned on any minimum number of shares of Series A Preferred stock being tendered. See Introduction and Section 1.

What is the purpose of the exchange offer?

      In determining to proceed with the exchange offer, the Board of Directors has reviewed, with the assistance of management, its strategic plan and its capital requirements in order to continue its on-going efforts to monetize its intellectual property portfolio. In such regard, the Board of Directors has reviewed, with the assistance of management, the desirability of providing incentives to its existing holders of Series A Preferred Stock to exchange their shares, which accrue dividends and are senior in liquidation preference to the Common Stock, for shares of Common Stock, which do not accrue dividends and are junior to the Series A Preferred Stock in liquidation preference, and Warrants, which if exercised in the future, will provide additional capital to Scientigo. An additional purpose of the exchange offer is to increase the number of shares of Common Stock outstanding, and therefore increase the potential for more significant trading volume in Scientigo's Common Stock. See Section 3.

How long do I have to tender my shares of Series A Preferred Stock?

      You may tender your shares of Series A Preferred Stock until the exchange offer expires. The exchange offer will expire on August 4, 2005, at 12:00 Midnight, New York City time, unless we extend the exchange offer. We may choose to extend the exchange offer for any reason. We cannot assure you that the exchange offer will be extended or, if extended, for how long. See Section 1 and
Section 13.

Can the exchange offer be extended, amended or terminated, and under what circumstances?

      We can extend or amend the exchange offer in our sole discretion. If we extend the exchange offer, we will delay the acceptance of any shares that have been tendered. We can terminate the exchange offer under certain circumstances. See Sections 6 and 13.

How will I be notified if Scientigo extends the offer or amends the terms of the exchange offer?

      We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the exchange offer. We will announce any amendment to the exchange offer by making a public announcement of the amendment. See Section 13.

Are there any conditions to the exchange offer?

        No, other than the proper tender of your shares of Series A Preferred Stock in accordance with the instructions in this Exchange Offer and the related Letter of Transmittal. See Section 5.

Following the exchange offer, will Scientigo continue as a public company?

      Yes. The completion of the exchange offer in accordance with its conditions will not cause Scientigo to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See Section 3.

How do I tender my shares of Series A Preferred Stock?

      To tender your shares, prior to 12:00 Midnight, New York City time, on August 4, 2005, unless the exchange offer is extended:

      o you or your nominee must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to Greenberg Traurig, LLP, the Exchange Agent, at the address appearing in the Letter of Transmittal See Section 5.

Can I change my mind after I have tendered shares of Series A Preferred Stock in the exchange offer?

      Yes. You may withdraw any shares you have tendered at any time before the expiration of the exchange offer, which will occur at 12:00 Midnight, New York City time, on August 4, 2005, unless we extend it. See Section 6.

How do I withdraw shares of Series A Preferred Stock I previously tendered?

      You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Exchange Agent at the address appearing in the Letter of Transmittal. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. See
Section 6.

Has Scientigo or its Board of Directors adopted a position on the exchange offer?

      Our Board of Directors has approved the exchange offer. However, neither we nor our Board of Directors make any recommendation to you as to whether you should tender or refrain from tendering your shares of Series A Preferred Stock. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Exchange Offer and in the related Letter of Transmittal.

Will Scientigo's directors and officers tender shares of Series A Preferred Stock in the exchange offer?

      One director owns shares of Series A Preferred Stock. He has advised us he intends to tender all of such shares pursuant to the exchange offer. See Section 10.

What will happen if I do not tender my shares?

      Stockholders who choose not to tender will own a greater percentage ownership in our outstanding Series A Preferred Stock following the consummation of the exchange offer. Scientigo does not anticipate that there will be an established trading market for such Series A Preferred Stock and does not intend to register the resale of such Series Preferred Stock. See Section 3.

When and how will Scientigo issue the Common Stock and Warrants for the shares of Series A Preferred Stock I tender?

      We will issue the Common Stock and Warrants promptly after the expiration of the exchange offer by delivering such securities to the address set forth in the completed Letter of Transmittal. See Section 7

What is the recent market price for the Series A Preferred Stock and the Common Stock?

      The Series A Preferred Stock is not listed on any exchange and there is no established trading market for such Stock. The Common Stock trades on the OTC Bulletin Board, under the symbol "MKTE.OB." On July 6, 2005, the closing bid price of one share of Common Stock on the OTC Bulletin Board was $1.35. You are urged to obtain current market quotations for the Common Stock before deciding whether to tender your shares of Series A Preferred Stock. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares of Series A Preferred Stock?

      If you are a holder of record of your shares and you tender your shares directly to the Exchange Agent, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my shares of Series A Preferred Stock?

      Generally, Scientigo believes that the exchange of your shares of Series A Preferred Stock for Common Stock and Warrants will not be a taxable event, except to the extent that you are issued additional shares of Series A Preferred Stock in payment of accrued dividends, which additional shares are exchanged for Common Stock and Warrants. However, such belief is not free from significant uncertianty and is not binding on the Internal Revenue Service. See Section 12.

Will I have to pay stock transfer tax if I tender my shares?

      No.

Who can I talk to if I have questions?

      The Exchange Agent, which is also counsel to Scientigo, can help answer your questions. Their contact information is set forth in the Letter of Transmittal and at the end of this document.

                           FORWARD-LOOKING STATEMENTS

      This Exchange Offer, the documents incorporated by reference and the documents to which we refer you contain statements that are subject to risks and uncertainties. These statements regarding Scientigo or management's intentions, beliefs or expectations, or that otherwise speak to future events, are based on the information currently available to management. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," "target," "budget," "goal," "plans," "objective," "outlook," "should," or similar words. In addition, any statements regarding possible monetization of the Scientigo's intellectual property portfolio are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as:

      o Our ability to successfully execute the monetization of our intelligent Business Process Automation technologies including the licensing of intellectual property to partners whose products and services complement our technologies for the benefit of clients.

      o Our ability to raise sufficient capital to carry out our strategic business plan;

      o     The greater financial resources of competitors.

      o     Changes in laws and regulations.

      o     General economic conditions.

      o Other factors and risks discussed herein and in Scientigo's other filings with the Commission.

      In addition, please refer to our Annual Report on Form 10-KSB for the year ended August 31, 2004, as well as our other filings with the Commission, for a more detailed discussion of these risks and uncertainties and other factors. You are entitled to be provided copies of such filings upon written request to Scientigo at:

                                 Scientigo, Inc.
                         7810 Ballentyne Commons Parkway
                                    Suite 300
                               Charlotte, NC 28277
                       Atten: Clifford A. Clark, Secretary

Effective July 11, 2005, our address will change to:

                                6701 Carmel Road
                                   Suite 205
                              Charlotte, NC 28226

We are not under any obligation and do not undertake to make publicly available any update or other revision to any of these forward-looking statements to reflect circumstances existing after the date of this Exchange Offer or to reflect the occurrence of future events even if experience or future changes make it clear that any projected results expressed or implied herein or in any other document will not be realized.

      Forward-looking statements are not guarantees of performance. Accordingly, our future performance and results may differ materially from those expressed or implied in any such forward-looking statements. Readers are cautioned not to place any undue reliance on any forward-looking statements.

                                  INTRODUCTION

To the Holders of our Series A Preferred Stock:

      We invite our stockholders who hold shares of our Series A Preferred Stock, par value $.001 per share, to tender such shares in exchange for Common Stock and Warrants. Upon the terms and subject to the conditions set forth in this Exchange Offer and in the related Letter of Transmittal, we are offering to exchange one (1) share of Common Stock and one (1) Warrant for each of the 5,557,005 outstanding shares of Series A Preferred Stock .

      The exchange offer will expire at 12:00 Midnight, New York City time, on August 4, 2005, unless extended (such date and time, as the same may be extended, the "Expiration Date"). We may, in our sole discretion, extend the period of time in which the exchange offer will remain open.

      Our intent is to exchange Common Stock and Warrants for all outstanding shares of Series A Preferred Stock.

      Holders of Series A Preferred Stock must properly complete the Letter of Transmittal in order to properly tender shares.

      The exchange offer is not conditioned on any minimum number of shares of Series A Preferred Stock being tendered.

OUR BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A PREFERRED STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES A PREFERRED STOCK AND, IF SO, HOW MANY SHARES OF SUCH STOCK TO TENDER. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS EXCHANGE OFFER AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFER. SEE SECTION 3. OUR ONE DIRECTOR WHO IS A HOLDER OF THE SERIES A PREFERRED STOCK HAS ADVISED US THAT HE INTENDS TO TENDER HIS SERIES A PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. SEE SECTION 10.

      We will issue Common Stock and Warrants for all shares of Series A Preferred Stock tendered for exchange. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Exchange Agent will not be obligated to pay brokerage commissions, solicitation fees or, stock transfer taxes on our purchase of shares pursuant to the exchange offer. We will pay all charges and expenses of the Exchange Agent incurred in connection with the exchange offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Exchange Agent the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States federal income tax backup withholding of 28%, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. See Section 5. Also see Section 12 regarding certain federal income tax consequences of the exchange offer.

          As of May 31, 2005, we had issued and outstanding 5,557,005 shares of Series A Preferred Stock, all of which we are offering to exchange Common Stock and Warrants for pursuant to this exchange offer. The Series A Preferred Stock is not listed on any exchange and there is no established trading market for such Stock. The Common Stock trades on the OTC Bulletin Board, under the symbol "MKTE.OB." On July 6, 2005, the closing bid price of one share of Common Stock on the OTC Bulletin Board was $1.35. You are urged to obtain current market quotations for the Common Stock before deciding whether to tender your shares of Series A Preferred Stock. See Section 8.

                               THE EXCHANGE OFFER

1.    General.

      We will exchange one (1) share of Common Stock and one (1) Warrant for each share of Series A Preferred Stock properly tendered (including additional shares of Series A Preferred Stock issued to you in payment of accrued dividends) (and not properly withdrawn in accordance with Section 6) to Scientigo for cancellation before the expiration of the exchange offer. See
Section 13 for a description of our right to extend, delay, terminate or amend the exchange offer. The exchange offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on August 4, 2005, unless the exchange offer is extended.

      The exchange offer is not conditioned on any minimum number of shares of Series A Preferred Stock being tendered. Any shares of Series A Preferred Stock properly tendered to the Exchange Agent will be accepted and Common Stock and Warrants issued in exchange.

      Promptly following the Expiration Date, we will issue to you one (1) share of Common Stock and one (1) Warrant for each share of Series A Preferred Stock properly tendered for cancellation .

      This Exchange Offer and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list.

2. Securities Offered in Exchange for Series A Preferred Stock; Differences in Rights of Securities Offered.

      Common Stock

      Shares Outstanding; Record Holders. At May 31, 2005, Scientigo had 6,916,383 shares of Common Stock outstanding. As of May 31, 2005, Scientigo had 157 record holders of Common Stock.

      Dividend Rights. Subject to preferences that may apply to shares of preferred stock, including the Series A Preferred Stock, outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as Scientigo's board of directors may from time to time determine. Currently, Scientigo's board of directors does not intend to pay any dividends to holders of shares of Common Stock.

      Voting Rights. Each Common Stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Scientigo's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

      No Preemptive or Similar Rights. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.

      Right to Receive Liquidation Distributions. Upon Scientigo's liquidation, dissolution or winding-up, the assets legally available for distribution to Scientigo's stockholders are distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Scientigo's Series A Preferred Stock and Series B Preferred Stock have liquidation preferences that are senior to the liquidation preference of the Common Stock.

      Warrants

      The Warrants will be exercisable at $.85 cash per share of Common Stock and will have a term ending June 30, 2007.

      Differences in Rights of Securities Offered

      The securities offered by Scientigo in exchange for the Series A Preferred Stock have certain differences in their terms including the following:

      o The Series A Preferred Stock accrue dividends payable in additional shares of Series A Preferred Stock at the annual rate of four percent (4%). Neither the Common Stock nor the Warrants accrue dividends and currently, Scientigo's board of directors does not intend to pay any dividends to holders of shares of Common Stock.

      o The Series A Preferred Stock has a liquidation preference of $1.3325 per share over the Common Stock. Neither the Common Stock nor the Warrants have any liquidation preference.

      o The holders of the Series A Preferred Stock have no voting rights except for limited class voting rights required by Delaware law. The holders of Common Stock have full voting rights on all matters submitted to the stockholders for a vote. The holders of Warrants have no voting rights unless they exercise their Warrants, in which case they have the voting rights of the holders of Common Stock.

      o Each share of Series A Preferred Stock is convertible into one share of Common Stock. Neither the Common Stock nor the Warrants have conversion rights.

      o The Series A Preferred Stock is redeemable by Scientigo at any time after December 14, 2005, at the liquidation value (currently $1.3325 per share) of such Preferred Stock. Neither the Common Stock nor the Warrants are redeemable.

      o The Series A Preferred Stock has "piggy-back" registration rights with respect to certain "qualified public offerings." See Section 9
            - Description of Capital Stock. Neither the Common Stock nor the Warrants have registration rights, although Scientigo intends to register the resale of such Common Stock following the completion of the exchange offer. See Section 4.

3.    Purpose of the Tender Offer; Certain Effects of the Tender Offer.

      Purpose of the Tender Offer. In determining to proceed with the exchange offer, the Board of Directors has reviewed, with the assistance of management, its strategic plan and its capital requirements in order to continue its on-going efforts to monetize its intellectual property portfolio. In such regard, the Board of Directors has reviewed, with the assistance of management, the desirability of providing incentives to its existing holders of Series A Preferred Stock to exchange their shares, which accrue dividends and are senior in liquidation preference to the Common Stock, for shares of Common Stock, which do not accrue dividends and are junior to the Series A Preferred Stock in liquidation preference, and Warrants, which if exercised in the future, will provide additional capital to Scientigo. An additional purpose of the exchange offer is to increase the number of shares of Common Stock outstanding, and therefore increase the potential for more significant trading volume in Scientigo's Common Stock.

      OUR BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A PREFERRED STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES A PREFERRED STOCK AND, IF SO, HOW MANY SHARES OF SUCH STOCK TO TENDER. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS EXCHANGE OFFER AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFER. OUR ONE DIRECTOR WHO IS A HOLDER OF THE SERIES A PREFERRED STOCK HAS ADVISED US THAT HE INTENDS TO TENDER HIS SERIES A PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. SEE SECTION 10.

      Potential Benefits of the Exchange Offer. Scientigo believes the exchange offer will provide benefits to Scientigo and its stockholders, including the following:

      o The successful completion of the exchange offer will decrease the senior preferred stock outstanding, reduce the dividends that accrue on such senior preferred stock and increase the number of shares of Common Stock outstanding. Such an improved capital structure may improve the ability of Scientigo to raise additional capital in the future.

      o The holders of Series A Preferred Stock are presently able to convert each share of their Stock into one share of Common Stock. The exchange offer, if accepted, will provide them with one share of Common Stock and a Warrant to purchase an additional share of Common Stock at $.85 per share.

      o The future exercise of Warrants, if any, will provide Scientigo with additional capital.

      o The increase in the number of shares of Common Stock outstanding upon the successful completion of the exchange offer and upon the exercise of Warrants could increase the "public float," which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets.

      Potential Disadvantages of the Exchange Offer. The exchange offer also presents some potential disadvantages to Scientigo and its continuing stockholders, including the following:

      o The increase in the number of outstanding shares of the Common Stock as a result of the completion of the exchange offer and the future exercise of Warrants will dilute the ownership of the Common Stock by other holders of Common Stock. While the exercise of Warrants will provide additional capital for Scientigo, the exercise price of $.85 per share is below the recent trading range of Scientigo's Common Stock.

      Certain Effects of the Exchange Offer. Assuming all outstanding shares of Series A Preferred Stock are tendered for exchange and all Warrants are exercised by the holders, the number of outstanding shares of Common Stock will increase from 6,916,383 to 18,030,393.

      Shares of Series A Preferred Stock that are properly tendered and not withdrawn will be cancelled. If all outstanding shares of Series A Preferred Stock are so tendered and not withdrawn, the Series A Preferred Stock designation of terms will be eliminated. Such shares will return to the status of authorized shares of preferred stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

      Holders of Series A Preferred Stock who choose not to tender all of their shares will continue to have the benefits of holding Series A Preferred Stock including the accrual of dividends. See Section 9 - Description of Captial Stock.

      We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the exchange offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the exchange offer, until at least ten business days after the Expiration Date.

      The completion of the exchange offer will not cause Scientigo to no longer be a reporting company under the Exchange Act.

4.    Registration of the Resale of Common Stock.

      It is Scientigo's intention to register the resale of the shares of restricted Common Stock which are issued in the exchange offer as well as the shares of restricted Common Stock that will be issued upon (a) the exercise of the Warrants issued in the exchange offer and other warrants that have been issued to various parties, (b) the conversion of Notes issued by Scientigo (see
Section 9), and (c) the conversion of Scientigo's outstanding Series B Preferred Stock. Such registration rights will offered to such holders following the completion of the exchange offer and the Note offering (see Section 9). See
Section 9 for a Pro Forma Condensed Capitalization Summary which details the issuance of Common Stock to all of such holders.

      Scientigo intends to file its registration statement late in its fourth quarter ending August 31, 2005, although there can be no assurance as to the actual date of filing or the date of its effectiveness.

5.    Procedures  for Tendering Shares of Series A Preferred Stock.

      Proper Tender of Shares of Series A Preferred Stock. For shares to be tendered properly pursuant to the exchange offer:

      o the certificates for the shares, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, in each case by the Expiration Date by the Exchange Agent at its address set forth in the Letter of Transmittal.

      Notwithstanding any other provisions hereof, issuance of Common Stock and Warrants for shares tendered and accepted pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of certificates for such shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal.

      Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Exchange Agent. In all cases, sufficient time should be allowed to ensure timely delivery.

      Signature Guarantees. Signatures on the Letter of Transmittal need not be guaranteed: (a) if the Letter of Transmittal is signed by the registered holder(s) of the certificate(s) transmitted herewith and such holder(s) has
(have) not completed the instruction entitled "Special Instructions" and/or "Special Delivery Instructions" on the Letter of Transmittal; or (b) if such certificates are transmitted for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each of the foregoing constituting an "Eligible Institution"). See Instruction 4 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing the Letter of Transmittal, or if issuance of Common Stock and Warrants are to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

      Federal Income Tax Backup Withholding. Under the federal income tax backup withholding rules, 28% of the value of the Common Stock and Warrants issued to a stockholder or other payee pursuant to the exchange offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Exchange Agent and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Exchange Agent, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations) are not subject to these backup withholding and reporting requirements.

      Any tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required federal income tax withholding of 28% of the value of the Common Stock and Warrants issued to such stockholder or other payee pursuant to the exchange offer.

      Tender Constitutes An Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the exchange offer and an agreement between the tendering stockholder and us upon the terms of the exchange offer.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for issuance of Common Stock and Warrants of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or issuance of Common Stock and Warrants for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular shares, and our interpretation of the terms of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

      Return of Withdrawn or Partially Tendered Shares. If any tendered shares are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for such shares will be returned promptly after the expiration or termination of the exchange offer or the proper withdrawal of the shares, as applicable, in each case without expense to the stockholder.

      Lost or Destroyed Certificates. In the event that your certificates have been lost, stolen or destroyed, please indicate this on the face of the Letter of Transmittal. The Exchange Agent will forward you additional documentation that you must complete in order to effectively surrender lost, stolen or destroyed certificates, including an affidavit of the fact that such certificates have been lost, stolen or destroyed. A surety bond may be required.

      Fees and Commissions. You will not be required to pay any brokerage fees or commissions if your tender your shares of Series A Preferred Stock. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply.

6. Withdrawal Rights.

      Tenders of shares of Series A Preferred Stock made pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date, which is 12:00 Midnight, New York City time, on August 4, 2005, unless we extend such Expiration Date in which event shares tendered may be withdrawn until 12:00 Midnight, New York City time, on such extended Expiration Date. For a withdrawal to be effective, a written, or facsimile transmission, notice of withdrawal must both:

      o be timely received by the Exchange Agent at its address set forth in the Letter of Transmittal; and

      o specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

      Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 5 at any time prior to the Expiration Date.

      We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. None of us, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

7.    Acceptance  of Tendered  Shares and Issuance of Common Stock and Warrants.

      Upon the terms and subject to the conditions of the exchange offer, promptly following the Expiration Date, we will give the Exchange Agent oral or written notice of acceptance of all shares of Series A Preferred Stock properly tendered and not properly withdrawn before the Expiration Date. Thereafter, we will cause Scientigo's transfer agent to issue the Common Stock which will be delivered in accordance with the instructions set forth in the Letter of Transmittal. We will also issue the Warrants which will also be delivered in accordance with the instructions set forth in the Letter of Transmittal.

      Any tendering stockholder or other payee who fails to complete fully, sign and return to the Exchange Agent the Substitute Form W-9 included with the Letter of Transmittal may be subject to federal income tax backup withholding on the value of the Common Stock and Warrants issued to the stockholder or other payee pursuant to the exchange offer. See Section 5.

8.    Price Range of Series A Preferred Stock.

      The Series A Preferred Stock is not listed on any exchange and there is no established trading market for such Stock. The Common Stock trades on the OTC Bulletin Board, under the symbol "MKTE.OB."

      On July 6, 2005, the last trading day before the date of announcement of the exchange offer, the last reported sale price of the shares on the OTC Bulletin Board was $1.35 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares of Series A Preferred Stock.

9.    Certain Information Concerning Us.

      General

      Scientigo is primarily focused in intelligent Business Process Automation technologies, specializing in developing and licensing intellectual property to partners whose products and services complement our technologies for the benefit of clients. These customizable solutions enable organizations to convert data from a processing and storage burden into a competitive advantage, whether structured, semi-structured, or unstructured, whether it is in paper or digital form, and regardless of volume. Scientigo's believes its technology provides next generation artificial intelligence and collaboration capabilities today. In addition, Scientigo provides customer support and professional services to support its products. Scientigo's product strategy is to focus on developing and licensing technologies from its valuable intellectual property portfolio. Development of the technology that is the foundation of Scientigo's unique capabilities was begun in the mid 1990s and has resulted in four issued patents with numerous patents pending or under development both within the United States and internationally.

      Initial testing and demonstration of the product has been on-going and in March 2005, Scientigo announced it first license agreement with a customer. Sales activities are on-going.

      Sale of Call Center

      On May 23, 2005, ECOM Support Centers, Inc., a wholly-owned subsidiary of Scientigo ("ECOM") completed the sale of substantially all of its assets pursuant to an Asset Purchase Agreement entered into on that date (the "Asset Purchase Agreement") with Customerlinx of North Carolina, Inc. ("Customerlinx
NC") and wholly-owned subsidiary of Customerlinx Corp. ("Customerlinx. The purchase price for the assets was $1,100,000, and the assumption of $85,234 of net liabilities of ECOM (the "Liabilities"). As of the Closing, ECOM owed Customerlinx the sum of $129,000 in management fess pursuant to a management agreement. Therefore, Customerlinx NC delivered a promissory note (the "Note") to ECOM in the amount of $971,000, and Customerlinx shall credit the sum of $129,000 to the unpaid management fees. The Note has a maturity date of 39 months, pays simple interest at five percent (5%), and is secured by certain assets of Customerlinx NC. In the event that Customerlinx NC has not pre-paid the Note in full by May 31, 2006, then Customerlinx NC shall also pay to ECOM on or before July 31, 2006 an amount equal to (I) 0.75 multiplied by (II) the amount by which (A) the net income (which calculation shall only include expenses directly attributable to Customerlinx NC's operation of the business in North Carolina and allocable corporate expenses) that Customerlinx NC generates from its operation of the business in North Carolina during the 12 months ending May 31, 2006 (i.e., the period commencing June 1, 2005 and ending May 31, 2006) exceeds (B) the greater of (i) zero or (ii) the net income or loss generated from the operation of the business in North Carolina by ECOM and Customerlinx NC in the calendar year ending December 31, 2005. In addition, pursuant to the Asset Purchase Agreement, Customerlinx agreed to guaranty the obligations of Customerlinx NC thereunder.

      ECOM contained Scientigo's call center assets and operations and as of February 28, 2005, this has been treated as a discontinued operation in Scientigo's financial statements.

      TAG/Convey Transaction

      Scientigo has entered into a non-binding letter of intent to purchase substantially all of the assets of The Tag Group, Inc. ("TAG"). These assets consist of cash, accounts receivable and certain proprietary products in the areas of web conferencing and collaboration and web-based PC support tools. Subject to the execution of definitive agreements, this transaction is now expected to be completed late in Scientigo's fourth quarter ending August 31, 2005. Audit issues relating to TAG caused the delays. TAG and its wholly-owned subsidiary, Convey Systems, Inc. ("Convey"), and Scientigo have executed an agreement whereby Scientigo is providing day-to-day management for Convey. Scientigo has received the net proceeds from sales of Convey products since April 15, 2004, and will continue to do so through the closing. The purchase price of these assets plus related expenses is expected to be up to approximately 2,000,000 shares of Scientigo's Common Stock. Doyal Bryant, President and Chief Executive Officer of Scientigo, is the beneficial owner of approximately 49% of the outstanding common stock of TAG. In such capacity, Mr. Bryant would receive a significant number of shares of Scientigo's common stock in the event that the TAG/Convey transaction is consummated. Mr. Bryant has agreed to forego the receipt of any such shares and has no financial interest in the consummation of the TAG/Convey transaction.

      Note Offering

      On April 21, 2005, Scientigo began the private placement of up to $6,250,000 Principal Amount of Scientigo 2005 6.4% Senior Convertible Notes (the "Notes") and Note Warrants (the "Note Warrants"). The Notes are convertible into Common Stock at the rate of one share per $1.3325 of Principal Amount of the Notes. The Note Price is be eight percent (80%) of Principal Amount. Interest at the rate of 6.4% per annum are payable quarterly in cash beginning May 31, 2005, on the Principal Amount of the Notes. The Notes mature and are payable in full on May 31, 2007. The Notes may be prepaid at any time by Scientigo without penalty. The repayment of the Notes is secured by a first priority security interest in the Company's intellectual property granted pursuant to a security agreement to be entered into by Scientigo. Upon the payment or conversion of $5,000,000 of the total Principal Amount of the Notes, the XML patents owned by Scientigo will be released from such security interest. Prior to a payment of any Principal Amount of the Notes, Noteholders will be provided with thirty (30) days written notice in the event that they wish to convert their Notes into Common Stock prior to such payment. For each $2.00 Principal Amount of Notes purchased, the Noteholder will receive one (1) Note Warrant to purchase one (1) share of the Company's Common Stock at $1.00 per share. The Note Warrants will be exercisable through June 30, 2010. As of May 31, 2005, Scientigo has issued $4,160,525 Principal Amount of Notes and 2,080,263 Note Warrants.


      Series A Preferred Stock Offering

      Scientigo completed its private placement of Series A Preferred Stock on April 26, 2005. Scientigo issued a total of 5,557,005 shares of Series A Preferred Stock.


      Recapitalization Transactions

      In November 2004, after discussions with management regarding the capital structure of Scientigo, Scientigo's two largest beneficial shareholders (William
A. Goldstein and Glen Hammer) notified Scientigo that they would return 5,880,740 shares of Common Stock to Scientigo's treasury, cancel warrants that they owned which provided them with the right to purchase approximately 2,300,000 shares of Common Stock in Scientigo, resign from Scientigo's Board of Directors and seek to convert approximately $1,000,000 in demand notes due from Scientigo into shares of Scientigo's Series A Preferred Stock. The purpose of the proposed transactions was to restructure the capitalization of Scientigo so that it could more readily raise additional capital needed to continue management's efforts to monetize the value of Scientigo's intellectual property portfolio. Mr. Goldstein returned 2,940,370 shares of Common Stock, cancelled warrants to purchase 2,300,000 shares of Common Stock (held jointly by Messrs. Goldstein and Hammer) and converted $701,786 of indebtedness into shares of Scientigo's Series A Preferred Stock effective April 22, 2005. Mr. Hammer was unable to return his shares of Common Stock to Scientigo because they were pledged as collateral for the repayment of his indebtedness. Therefore, Scientigo's bank debt of approximately $1,250,000 was assumed by Mr. Hammer in exchange for a note payable from Scientigo effective December 2004. At that time, Scientigo was released from such bank debt. This new note provided for interest only, at LIBOR plus 2.75%, through the earlier of when Mr. Hammer returned 2,940,370 shares of Common Stock to Scientigo, but no later than April 30, 2005. Effective April 20, 2005, Scientigo and Mr. Hammer entered into an agreement which terminated earlier agreements and provided for the contribution of 3,100,000 shares of Common Stock to Scientigo by Mr. Hammer. In return, Scientigo agreed to lend Mr. Hammer $400,000 of the proceeds of the Note Offering for the purpose of discharging indebtedness of Mr. Hammer, enter into a loan agreement with Mr. Hammer as previously agreed to including the payment of approximately $150,000 of the $1,250,000 principal of such indebtedness and issue Mr. Hammer 262,238 shares of the Series A Preferred Stock in payment of all other outstanding indebtedness of Scientigo to such shareholder. The $400,000 loan is to be repaid out of the proceeds of the sale of a portion of the remaining shares of the Common Stock owned by Mr. Hammer and in any event not later than one (1) year from the date of such loan. All of such transactions were completed on May 31, 2005.

      Neither Mr. Goldstein nor Mr. Hammer have any continuing interest in Scientigo other than as holders of Common Stock and Series A Preferred Stock. Management believes, although there can be no assurance, that Messrs. Goldstein and Hammer intend to tender their shares of Series A Preferred Stock in the exchange offer.

      Currently, Scientigo's executive offices are at 7810 Ballantyne Commons Parkway, Suite 300, Charlotte, NC 28277 and its telephone number is (704) 319-2220. Effective July 11, 2005, Scientigo's executive offices will move to 3701 Carmel Road, Suite 205, Charlotte, NC 28226, and its telephone number will be (704) 837-0500.


      Description of Capital Stock

      Scientigo's authorized capital stock consists of 85,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

      The following is a summary of the rights of Scientigo's Common Stock and Preferred Stock. This summary is not complete. For more detailed information, refer to Scientigo's Certificate of Incorporation which is filed as an exhibit to Scientigo's Annual Report on Form 10-KSB.

      Common Stock. See Section 2 above for a description of Scientigo's Common Stock.

      Preferred Stock. Scientigo's board of directors is authorized, subject to the limits imposed by the Delaware General Corporation Law, to issue 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations and restrictions. The board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by Scientigo's stockholders.

      The board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of Scientigo's Common Stockholders. The issuance of additional preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing Scientigo's change in control and may cause the market price of the Common Stock to decline or impair the voting and other rights of the holders of the Common Stock.

      Series A Preferred Stock. At May 31, 2005, Scientigo had 5,557,005 shares of Series A Preferred Stock outstanding. As of May 31, 2005, Scientigo had 150 record holders of the Series A Preferred Stock.

      Scientigo's board of directors adopted the original Certificate of Designations containing the terms of the Series A Preferred Stock effective December 4, 2003, as subsequently amended. These terms include the following:

      Price. $1.3325 per share of Series A Preferred Stock.

      Dividends. Four percent (4%) cumulative annually payable when, as and if declared by the board of directors of Scientigo, in additional shares of Series A Preferred Stock determined by dividing the amount of such dividend by the Series A Liquidation Value. Such dividends begin to accrue on December 15, 2003, except to the extent that dividends accrue on the portion of a holder's Liquidation Value resulting from the issuance of additional shares of Series A Preferred Stock as dividends, in which event such dividends shall accrue from the date of issuance of such additional shares of Series A Preferred Stock. No dividends may be paid on shares of Common Stock unless the dividends due on the shares of Series A Preferred Stock have been paid currently.

      Series A Liquidation Value. $1.3325 per share of Series A Preferred Stock, as adjusted for certain reorganizations and reclassifications.

      Conversion Rights. At any time after the first anniversary of the date of issuance of the Series A Preferred Stock, the holder may elect to convert his shares of Series A Preferred Stock into shares of Common Stock on a one-for-one basis, as adjusted for certain reorganizations and reclassifications.

      Registration Rights. Holders of Series A Preferred Stock have the right to request the registration of the Common Stock issued to them upon conversion of their shares of Series A Preferred Stock in the event that Scientigo proposes to conduct a "Qualified Offering." A "Qualified Offering" means the closing of a public offering of shares of Scientigo's Common Stock in an amount of not less than $5,000,000 prior to commissions and offering expenses pursuant to an effective registration statement on a form prescribed by the SEC (other than Form S-4 or Form S-8 or any successor or replacement form for any such form). Such rights are also subject to restrictions based on market conditions.

      Company Redemption Rights. At any time after December 14, 2005, but before a Qualified Offering, Scientigo has the right to redeem all but not less than all of the shares of Series A Preferred Stock at their Series A Liquidation Value upon notice to such shareholders. Upon the receipt of such notice, the holders of the Series A Preferred Stock will have the right to convert their shares of Series A Preferred Stock into shares of Common Stock and not be subject to such redemption.

      Liquidation. Upon a liquidation or dissolution of Scientigo, the holders of Series A Preferred Stock will be entitled to a liquidation preference in the amount of the Series A Liquidation Value before any distribution to the holders of Common Stock. In the event the amount available for distribution is less than the aggregate Series A Liquidation Value, such amounts will be distributed pro rata to the holders of the Series A Preferred Stock.

      Voting Rights. Except as provided by Delaware law, the holders of Series A Preferred Stock will have no voting rights in Scientigo.

      Additional Series A Preferred Stock. On September 13, 2004, Scientigo's Board of Directors increased the number of designated shares of Series A Preferred Stock from 2,251,407 shares to 3,001,877 shares. On November 17, 2004, Scientigo's Board of Directors increased the number of designated shares of Series A Preferred Stock from 3,001,877 shares to 5,253,287 shares. On April 21, 2005, Scientigo's Board of Directors increased the number of designated shares of Series A Preferred Stock from 5,253,287 shares to 5,628,518 shares.

      Series B Preferred Stock. On March 25, 2004, Scientigo entered into an agreement to issue to an investment group 350,000 shares of its newly designated Series B Convertible Preferred Stock, $.001 par value per share, with a stated value of $10.00 per share and an aggregate stated value of $3.5 million (the "Series B Preferred Stock").

      Scientigo's board of directors adopted the original Certificate of Designations containing the terms of the Series B Preferred Stock effective March 24, 2004. These terms include the following:

      Price. $5.00 per share of Series B Preferred Stock.

      Dividends. None.

      Series B Liquidation Value. $10.00 per share of Series B Preferred Stock, as adjusted for certain reorganizations and reclassifications.

      Conversion Rights. At any time, the holder of the Series B Preferred Stock may elect to convert its shares of Series B Preferred Stock into shares of Common Stock at a conversion price, as applied against the stated value of the Series B Preferred Stock, that is 80% of the lowest closing bid price of Scientigo's Common Stock during the ten (10) days prior to the conversion notice. Such conversion price has a floor of $.875 and a ceiling of $1.75. Such conversion price is adjusted for certain reorganizations and reclassifications.

      Option Rights. The holder of the Series B Preferred Stock received an option to acquire additional shares of Company Common Stock to the extent that the full exercise of its conversion rights described above results in the receipt of less than 4,000,000 shares of Common Stock. Such option will have an exercise price of $1.92, $.10 above the closing bid price on the effective date of the agreement between the parties, and will be exercisable for a 30-day period following the completion of the conversion of all shares of Series B Preferred Stock. The option is exercisable only upon the payment of the cash exercise price.

      Registration Rights. Holders of Series B Preferred Stock have the right to request the registration of the Common Stock issued to them upon conversion of their shares of Series B Preferred Stock. Such rights are subject to restrictions based on market conditions, the size of the public offering and the type of offering.

      Company Redemption Rights. At any time prior to the conversion of all shares of Series B Preferred Stock by the holders, in the event of certain defined transactions which constitute a change of control of Scientigo, Scientigo has the right to require the conversion of all remaining outstanding shares of Series B Preferred Stock. of Series B Preferred Stock into shares of Common Stock and not be subject to such redemption.

      Liquidation Preference. Upon a liquidation or dissolution of Scientigo, the holders of Series B Preferred Stock will be entitled to a liquidation preference in the amount of the Series B Liquidation Value before any distribution to the holders of Common Stock. With respect to the Series A Preferred Stock, the Series B Liquidation Value shall be $5.00 per share of Series B Preferred Stock until such time that the holders of the Series A Preferred Stock have received their full Series A Liquidation Value. At such time, the holders of the Series B Preferred Stock will be entitled to receive an additional $5.00 per share Liquidation Value prior to any further distributions to other holders of Company stock. In the event the amount available for distribution is less than the aggregate Series A Liquidation Value and Series B Liquidation Value, such amounts will be distributed pro rata to the holders of the Series A Preferred Stock and the Series B Preferred Stock.

      Voting Rights. Except as provided by Delaware law, the holders of Series B Preferred Stock will have no voting rights in Scientigo.

      Options and Warrants. As of May 31, 2005, there were (i) options outstanding to purchase 5,767,425 shares of Scientigo's Common Stock, at a
weighted   average  exercise  price  of  $2.04  per  share,  and  (ii)  warrants outstanding to purchase 5,580,434 shares of Scientigo's Common Stock, at a weighted average exercise price of $1.69 per share. Generally, each warrant contains provisions for the adjustment of its exercise price and the number of shares issuable upon its exercise upon the occurrence of any stock dividend or stock split. Certain of the warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Common Stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The option totals do not include those options which may be available to the holder of the Series B Preferred Stock upon its conversion to Common Stock.

Pro Forma Condensed Capitalization Summary

      The following table summarizes, as of May 31, 2005, the pro forma effect on the Common Stock of Scientigo and the proceeds to Scientigo of the Note offering, the exchange of all outstanding shares of Series A Preferred Stock pursuant to the Exchange Offer, the conversion of all Notes into Common Stock, the conversion of all outstanding shares of Series B Preferred Stock into Common Stock, the exercise of all Note Warrants and Warrants issued pursuant to the Note offering and the Exchange Offer, respectively, the issuance of Common Stock to acquire all of the assets of TAG and the issuance of warrants to the placement agent in the Series A Preferred Stock offerings and the Note Offering, and the exercise of such warrants:

                   Pro Forma Condensed Capitalization Summary
                                May 31, 2005

                                                                                Future
                                                                              Proceeds to
                                                            No. of Shares       Company
                                                           --------------   --------------
Common shares outstanding:                                      6,916,383               --

Conversions from Preferred Stock to Common Stock:
         Series A outstanding                                   5,557,005               --
         Series B (minimum conversion ratio)                    2,000,000               --

Conversion 6.4% Senior Convertible Notes
         To Common Stock                                        3,122,421

Conversion of warrants granted as commissions on sale
         Of 6.4% Senior Convertible Notes(1)                      332,850               --

Exercise of all Note
         Warrants issued as of
         May 31, 2005(1)                                        2,080,313   $    2,080,313
                                                           --------------   --------------

                  Subtotal                                     20,008,972   $    2,080,313

Sale of Scientigo 2005 6.4% Senior Convertible
         Notes and subsequent conversion into
         Common Stock                                           1,568,011   $    1,671,490

Conversion of warrants granted as commissions on sale
         Of 6.4% Senior Convertible Notes                         167,150

Exercise of Exchange Offer Warrants                             5,557,005   $    4,784,240

Exercise of Note Warrants accompanying the
         6.4% Senior Convertible Notes                          1,044,687   $    1,044,687

Issuance of Common Stock in conjunction the
         Purchase of assets of The Tag Group, Inc.              2,000,000               --
                                                           --------------   --------------
                  Total                                        30,345,815   $    9,580,730
                                                           ==============   ==============

----------
(1) Each of these line items are included in option and warrant information set forth above at "Options and Warrants."

      Risk Factors


      Scientigo has incurred significant losses recently. Scientigo has incurred significant losses. There is no assurance that such losses will not continue to occur.


      Scientigo is not currently generating positive cash flow and its cash resources on hand are insufficient for its long term needs. In the absence of the obtaining of additional capital, Scientigo would be unable to continue operations at its current level for any significant period of time.


      The Common Stock and Warrants are not currently liquid investments. The Common Stock and Warrants will not be freely tradable. Upon exercise of the Warrants, the shares of Common Stock issued by Scientigo will be restricted securities until they are registered for resale in a resale public offering.


      Scientigo's industry is very competitive. Scientigo's long-term success will depend on our ability to compete successfully with other companies which develop intellectual property similar to ours. Some of our competitors will have a broader geographic reach and customer base and a longer history of combined operations than we have. As a result, some competitors may be able to provide a broader range of technology to their customers more efficiently than we can.


      General economic or business conditions could be worse than management expects. Any factors that adversely affect the economy of our market areas could adversely affect Scientigo's performance.

                          Summary Financial Information

The summary historical consolidated financial information presented below is derived from Scientigo's audited consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended August 31, 2004 (the "Annual Report") and Scientigo's unaudited consolidated financial statements included in our Quarterly Report on Form 10-QSB for the quarter ended February 28, 2005, which are incorporated herein by reference. More comprehensive financial information is included in our Annual Report and the financial information presented below is qualified in its entirety by reference to such report and all of the consolidated financial statements and related notes contained therein, copies of which may be obtained as set forth below under "Additional Information About Us".

                                 SCIENTIGO, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                        (Unaudited)
                                                                      February 28, 2005   August 31, 2004
                                                                       ---------------    ---------------
ASSETS
Current Assets:
Cash and cash equivalents                                              $            --    $       344,099
Accounts receivable, net of allowance for doubtful accounts of $0 at
February 28, 2005 and August 31, 2004                                          648,514            719,262
Accounts receivable - related parties, net of allowance for doubtful
accounts of $0 at February 28, 2005 and August 31, 2004                        428,747            277,119
Prepaid expenses and other assets                                               57,941            149,282
                                                                       ---------------    ---------------
Total Current Assets                                                         1,135,202          1,489,762
Property and Equipment:
Furniture and fixtures                                                         119,094            116,185
Computers and software                                                          32,683             28,490
Leasehold improvement                                                            3,699                 --
                                                                       ---------------    ---------------
                                                                               155,476            144,675
Less: accumulated depreciation                                                 145,053            138,412
                                                                       ---------------    ---------------
Property and Equipment, net                                                     10,423              6,263
Net assets from discontinued operations
                                                                               699,705            885,186
Other Assets:
Restricted cash                                                                109,617            109,617
Goodwill                                                                       745,050            745,050
Deposits and other                                                                 426             50,308
Patents and trademarks, net of accumulated amortization of
$48,662 and $32,440 at February 28, 2005 and August 31, 2004,
  respectively                                                                  48,657             64,879
                                                                       ---------------    ---------------
Total Other Assets                                                             903,750            969,854
Total Assets                                                           $     2,749,080    $     3,351,065
                                                                       ===============    ===============
LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current Liabilities:

Cash disbursed in excess of available funds                            $        83,472
Accounts payable and accrued liabilities                                     3,468,388    $     4,202,696
Note payable to related parties                                              2,912,465          1,210,474
Notes payable, current portion                                                  48,597          1,830,422
Due to factor                                                                  354,584            483,590
Accrued preferred stock dividend                                               139,529             61,067
Current portion of capital lease obligation                                    523,921            648,484
                                                                       ---------------    ---------------
Total Current Liabilities                                                    7,530,956          8,436,733

Capital lease obligation - long-term portion                                    36,982             64,716

Commitments and Contingencies                                                       --                 --
Liabilities from discontinued operations                                       125,000            125,000
Deficiency in Stockholders' Equity:
Preferred stock, par value $.001 per share; 10,000,000
  shares authorized; Series A - 3,841,008 shares and 2,251,407 shares issued and outstanding at February 28, 2005 and
  August 31, 2004, respectively                                                  3,841              2,251
Series B - 350,000 shares issued and outstanding at February 28, 2005
and August 31, 2004                                                                350                350
Common stock, par value $.001 per share; 75,000,000 shares
authorized; 12,830,590 shares and 13,391,693 shares issued and outstanding
at February 28, 2005 and August 31, 2004, respectively                          12,830             13,392
Common stock receivable                                                         (5,881)              (800)
Additional paid-in-capital                                                  29,908,502         27,672,231
Preferred stock dividend                                                      (875,000)          (875,000)
Accumulated deficit                                                        (33,988,500)       (32,087,808)
                                                                       ---------------    ---------------
Total Deficiency in Stockholders' Equity                                    (4,943,858)        (5,275,384)
Total Liabilities and Deficiency in Stockholders' Equity               $     2,749,080    $     3,351,065
                                                                       ===============    ===============

                                SCIENTIGO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                              FOR THE THREE MONTHS ENDED
                                                                         February 28,            February 29,
                                                                             2005                    2004
                                                                       ---------------         ---------------
Revenues, net                                                          $         5,014         $            --
Cost of sales                                                                       --                      --
                                                                       ---------------         ---------------
Gross profit                                                                     5,014                      --

Operating expenses:
Selling, general and administrative                                            668,543                 328,273
Impairment of goodwill                                                              --               4,062,003
Depreciation and amortization                                                   11,432                   9,210
                                                                       ---------------         ---------------
Total operating expenses                                                       679,975               4,399,486
Loss from operations                                                          (674,961)             (4,399,486)
Other income                                                                   235,661                      --

Interest (expenses), net                                                       (16,946)                (20,846)
                                                                       ---------------         ---------------
Total other (income) expenses                                                  218,715                 (20,846)
Loss from continuing operations, before income taxes and
discontinued operations                                                       (456,246)             (4,420,332)

Provision for income taxes                                                          --                      --
                                                                       ---------------         ---------------
Loss from continuing operations, before discontinued operations               (456,246)             (4,420,332)
Loss from discontinued operations                                             (288,122)             (1,446,048)
                                                                       ---------------         ---------------
Net loss                                                               $      (744,368)        $    (5,866,380)
                                                                       ===============         ===============
Cumulative convertible preferred stock dividend requirements                   (45,640)                 (4,951)
                                                                       ---------------         ---------------
Net loss attributable to common shareholders                           $      (790,008)        $    (5,871,331)
                                                                       ===============         ===============
Net loss per common share                                              $         (0.06)        $         (0.45)
                                                                       ===============         ===============
Continuing operations:                                                 $         (0.04)        $         (0.34)
                                                                       ===============         ===============
Discontinued operations:                                               $         (0.02)        $         (0.11)
                                                                       ===============         ===============
Weighted Average Shares Outstanding
Basic and assumed diluted                                                   12,786,954              13,268,969
                                                                       ===============         ===============

                                 SCIENTIGO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                              FOR THE SIX MONTHS ENDED
                                                                        February 28,            February 29,
                                                                             2005                  2004
                                                                       ---------------         ---------------
Revenues, net                                                          $         6,784         $            --
Cost of sales                                                                    2,455                      --
                                                                       ---------------         ---------------
Gross profit                                                                     4,329                      --
Operating expenses:
Selling, general and administrative                                          1,451,734                 397,141
Impairment of goodwill                                                              --               4,062,003
Depreciation and amortization                                                   22,863                  18,420
                                                                       ---------------         ---------------
Total operating expenses                                                     1,474,597               4,477,564
Loss from operations                                                        (1,470,268)             (4,477,564)
Other income                                                                   235,661                      --
Interest (expenses), net                                                       (44,499)                (33,870)
                                                                       ---------------         ---------------
Total other (income) expenses                                                  191,162                 (33,870)
Loss from continuing operations, before income taxes and
discontinued operations                                                     (1,279,106)             (4,511,434)
Provision for income taxes                                                          --                      --
                                                                       ---------------         ---------------
Loss from continuing operations, before discontinued operations             (1,279,106)             (4,511,434)
Loss from discontinued operations                                             (543,397)             (2,181,966)
Net loss                                                               $    (1,822,503)        $    (6,693,400)
                                                                       ===============         ===============
Cumulative convertible preferred stock dividend requirements                   (78,189)                 (4,951)
                                                                       ---------------         ---------------
Net loss attributable to common shareholders                           $    (1,900,692)        $    (6,698,351)

                                                                       ===============         ===============

Net (loss) per common share                                            $         (0.15)        $         (0.50)
                                                                       ===============         ===============
Continuing operations:                                                           (0.10)                  (0.34)
                                                                       ===============         ===============
Discontinued operations:                                                         (0.05)                  (0.16)
                                                                       ===============         ===============
Weighted Average Shares Outstanding
Basic and assumed diluted                                                   12,786,954              13,268,969
                                                                       ===============         ===============

                                            SCIENTIGO, INC.
                                   CONSOLIDATED STATEMENTS OF LOSSES
                             FOR THE YEARS ENDED AUGUST 31, 2004 AND 2003

                                                                             2004            2003
                                                                        ------------    ------------
Revenues, net                                                           $  7,732,021    $  8,872,052
Cost of sales                                                              5,519,077       5,651,220
                                                                        ------------    ------------
Gross profit                                                               2,212,944       3,220,832

Operating expenses:
Selling, general and administrative                                        6,288,606       3,870,319
Impairment of goodwill (Note C)                                            4,062,003              --
Depreciation and amortization (Note D and E)                                 576,115       1,001,467
                                                                        ------------    ------------
Total operating expenses                                                  10,926,724       4,871,786

Loss from operations                                                      (8,713,780)     (1,650,954)

Other income (expenses):
Interest income (expenses)                                                  (513,343)       (396,260)
                                                                        ------------    ------------

Total other expenses                                                        (513,343)       (396,260)
Loss from continuing operations, before income taxes and
discontinued operations                                                   (9,227,123)     (2,047,214)

Provision for income taxes                                                        --              --
                                                                        ------------    ------------

Loss from continuing operations, before discontinued operations           (9,227,123)     (2,047,214)

Loss from discontinued operations (Note B)                                (1,141,530)     (1,632,076)

Gain from disposal of discontinued operations (Note B)                     2,784,370              --
                                                                        ------------    ------------

Net (loss)                                                              $ (7,584,283)   $ (3,679,290)
                                                                        ============    ============

Preferred stock dividend - beneficial conversion feature (Note I)           (875,000)             --

Cumulative convertible preferred stock dividend requirements (Note I)        (61,067)             --
                                                                        ------------    ------------

Net loss attributable to common shareholders                            $ (8,520,350)   $ (3,679,290)
                                                                        ============    ============

Net (loss) per common share (basic and assumed diluted) (Note M)        $      (0.64)   $      (0.45)
                                                                        ============    ============

Continuing operations:                                                         (0.76)          (0.25)
                                                                        ============    ============

Discontinued operations:                                                        0.12           (0.20)
                                                                        ============    ============

Weighted Average Shares Outstanding

Basic and assumed diluted                                                 13,293,655       8,090,736
                                                                        ============    ============

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the exchange offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

Incorporation by Reference. The rules of the Commission allow us to incorporate by reference information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

SEC  Filings                                       Period  or Date  Filed
------------------------------                     ----------------------
Annual Report on                                   Year ended
Form 10-KSB                                        August 31, 2004

Quarterly Report on                                Quarter ended
Form 10-QSB                                        February 28, 2005

Current Report on                                  Filed April 22, 2005
Form 8-K

Current Report on                                  Filed April 28, 2005
Form 8-K

Current Report on                                  Filed July 6, 2005
Form 8-K

We incorporate by reference into this Exchange Offer the documents listed above and any additional documents we may file with the Commission between the date of this Exchange Offer and the Expiration Date. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Scientigo, Inc., 7810 Ballentyne Commons Parkway, Suite 300, Charlotte, NC 28277, Atten: Clifford A. Clark, Secretary, 704-319-2220. Effective July 11, 2005, our address and telephone number will change to 6701 Carmel Road, Suite 205, Charlotte, NC 28226, (704) 837-0500. Please be sure to include your complete name and address in the request.

10.   Interest  of  Directors   and   Executive   Officers;   Transactions   and
Arrangements Concerning the Shares.

      One director of Scientigo, Hoyt Lowder, is the record holder of 225,144 shares of Series A Preferred Stock. He has advised us that he intends to tender shares pursuant to the exchange offer. No other officers or directors own Series A Preferred Stock.

11.   Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares of Series A Preferred Stock as contemplated by the exchange offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the exchange offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the exchange offer pending the outcome of any such matter.

      We are not aware of any pending or overtly threatened legal proceedings that would affect the exchange offer.

12.   Material United States Federal Income Tax Consequences.

      This discussion of material U.S. federal income considerations with respect to the exchange of a share of Series A Preferred Stock for Common Stock and a Warrant, the acquisition of Common Stock on the exercise of a Warrant and the ownership and disposition of a share of Common Stock and a Warrant applies to you if you are a U.S. Holder who holds the Series A Preferred Stock, the Common Stock and the Warrant as capital assets within the meaning of Section 1221 of the Code. You are a U.S. Holder if you are the beneficial owner of a share of Series A Preferred Stock, a share of Common Stock or a Warrant and you are:

      o     a citizen or resident alien individual of the United States,

      o a corporation, or an entity treated as a corporation, organized under the law of the United States, any State thereof or the District of Columbia,

      o an estate the income of which is subject to U.S. federal income tax without regard to its source, or

      o a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

      If a partnership, including for this purpose any entity treated as a partnership for U.S. federal tax purposes, is a beneficial owner of a share of Series A Preferred Stock, a share of Common Stock or a Warrant, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership and partners in that partnership should consult their own tax advisers regarding their U.S. federal income tax consequences.

      This discussion is based upon the Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its individual circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

      o     a bank or other financial institution;

      o     a broker-dealer;

      o     an insurance company;

      o a regulated investment company, real estate investment trust or real estate mortgage investment conduit;

      o     a pension or other employee benefit plan;

      o     a tax-exempt organization or entity;

      o     a U.S. expatriate;

      o a person holding Series A Preferred Stock, Common Stock or Warrants as a part of a straddle, "hedge" or "conversion transaction" with other investments;

      o     a person who has elected mark-to-market accounting;

      o     a hybrid entity or an owner of interests therein; or

      o     a holder whose functional currency is not the U.S. dollar.

      In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the exchange of a share of Series A Preferred Stock for Common Stock and a Warrant, the acquisition of Common Stock on the exercise of a Warrant or the ownership or disposition of a share of Common Stock or a Warrant. Moreover, the tax consequences are subject to uncertainties that are not insignificant. Accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. We urge you to consult your tax adviser with respect to the U.S. federal income and estate tax considerations relevant to you as well as any tax considerations applicable under the laws of any foreign, state, local or other taxing jurisdiction.

      The Exchange. The exchange of a share of Series A Preferred Stock for Common Stock and a Warrant should be treated as a recapitalization and thus as a reorganization within the meaning of Section 368 of the Code. As a result, you should not recognize any gain or loss on that exchange, although you may be treated as receiving a deemed distribution as a result of that exchange by reason of the existence of the accumulated but unpaid dividends on the Series A Preferred Stock. The amount that may be treated as a deemed distribution is equal to, with respect to each exchange of a share of Series A Preferred Stock, the lesser of (i) the amount by which the fair market value of the share of Common Stock and the Warrant you receive in the exchange (determined immediately after the exchange) exceeds the issue price of the share of Series A Preferred Stock and (ii) the amount of the dividends in arrears on the share of Series A Preferred Stock. The issue price of a share of Series A Preferred Stock should be the price initially paid by a holder of that share upon the original issuance of the share. Such a deemed distribution would be treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits attributable to the distribution as determined under U.S. federal income tax principles, and if received by a noncorporate shareholder, would be subject to a maximum tax rate of 15%, subject to certain exceptions for short-term and hedged positions. Conversely, if we have no accumulated or current earnings and profits at the end of our taxable year in which the exchange occurs, no part of any amount treated as a deemed distribution to you would be treated as a dividend. It appears that your combined basis in the Common Stock and Warrant you receive should be equal to the basis of the share of Series A Preferred Stock you exchange therefor, increased by any amount treated as a dividend as described above and that that basis should be allocated between the Common Stock and Warrant based on their relative fair market values on the date of the exchange. In general, your holding period in the Common Stock and Warrant you receive should include your holding period for the share of Series A Preferred Stock you exchange therefor. However, if any amount is treated as a dividend as described above, you could be treated as having a split holding period for the Common Stock and the Warrant in which a new holding period would begin in respect of a portion of each share of Common Stock and each Warrant corresponding to the portion of the total value of the Common Stock and Warrant you receive that is treated as a dividend. The manner in which your basis in a share of Series A Preferred Stock, increased by any amount treated as a dividend, will be allocated between the Common Stock and Warrant you receive, and the determination of any Common Stock and/or Warrant in which a new holding period would begin, are subject to uncertainty.

      The exchange of a share of Series A Preferred Stock for Common Stock and a Warrant is subject to possible alternative tax treatment. For example, your receipt of the Warrant might be treated as ordinary income consisting of a fee paid to you to induce you to convert your Series A Preferred Stock into Common Stock. In that event, however, you nevertheless should not recognize any gain or loss on the exchange of a share of Series A Preferred Stock for Common Stock, although you may be treated as receiving a deemed distribution as a result of that exchange by reason of the existence of the accumulated but unpaid dividends on the Series A Preferred Stock. The amount that may be treated as a deemed distribution is equal to, with respect to each exchange of a share of Series A Preferred Stock, the lesser of (i) the amount by which the fair market value of the Common Stock you receive in the exchange (determined immediately after the exchange) exceeds the issue price of the share of Series A Preferred Stock and
(ii) the amount of the dividends in arrears on the share of Series A Preferred Stock. The tax consequences of such a deemed distribution would be the same as those described in the preceding paragraph. Under this alternative characterization, your tax basis in the Common Stock you receive should be equal to the basis of the share of Series A Preferred Stock you exchange therefor, increased by any amount treated as a dividend as described above, and your holding period in the Common Stock you receive should include your holding period for the share of Series A Preferred Stock you exchange therefor. However, if any amount is treated as a dividend as described above, you could be treated as having a split holding period for the Common Stock in which a new holding period would begin in respect of a portion of each share of Common Stock corresponding to the portion of the total value of the Common Stock received that is treated as a dividend. The manner in which your basis in a share of Series A Preferred Stock, increased by any amount treated as a dividend, will be allocated to the Common Stock you receive, and the determination of any Common Stock in which a new holding period would begin, are subject to uncertainty. Under this alternative characterization, your basis in the Warrant should be equal to its fair market value on the date of the exchange, and your holding period in the Warrant should begin on the day after the date of the exchange.

      The tax treatment of an exchange of a share of Series A Preferred Stock for Common Stock and a Warrant is subject to uncertainty because the Common Stock that a holder will receive pursuant to the exchange is the same as the Common Stock the holder would receive if he simply converted his Series A Preferred Stock to Common Stock. Therefore, it is possible that our payment of a Warrant as consideration in addition to the Common Stock pursuant to the exchange could be characterized as, in substance, a fee paid to induce holders to convert their Series A Preferred Stock. However, in form the transaction is structured as an exchange of Series A Preferred Stock for Common Stock and a Warrant and not as a conversion. The degree of uncertainty which characterization will govern the federal income tax consequences of the transaction is significant.

      Tax Treatment of Warrants. A U.S. Holder will recognize gain or loss upon a sale, redemption, lapse or other taxable disposition of a Warrant in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received for the Warrant and the U.S. Holder's tax basis in the Warrant. A U.S. Holder's tax basis in a Warrant should be determined under one of the alternative methods described in "--The Exchange" above. That gain or loss will be capital gain or loss if the Common Stock to which the Warrant relates would be a capital asset in the hands of the Warrant holder and will be long-term capital gain or loss if the holding period for the Warrant exceeds one year.

      The exercise of a Warrant will not be a taxable event for the exercising U.S. Holder, except with respect to cash, if any, received in lieu of a fractional share. A U.S. Holder will have a tax basis in the Common Stock received upon exercise of a Warrant equal to the sum of the U.S. Holder's tax basis in the Warrant surrendered and the exercise price of the Warrant, as adjusted for any fractional share for which cash is received. A U.S. Holder generally will have a holding period in Common Stock acquired upon exercise of a Warrant that commences on the date of exercise of the Warrant.

      An adjustment to the exercise price of the Warrants, or the failure to make an adjustment, in certain circumstances, may result in a constructive distribution to the holders of the Warrants that could be taxable as a dividend under Section 305 of the Code. In that event, a holder's tax basis in the Warrant would increase by the amount of the dividend.

      Tax Treatment of Common Stock Acquired on Exercise of a Warrant. Cash distributed on Common Stock will be treated as a dividend to the extent of our current and accumulated earnings and profits attributable to the distribution as determined under U.S. federal income tax principles. Subject to certain exceptions for short-term and hedged positions, a dividend a noncorporate shareholder receives on a share before January 1, 2009 will be subject to a maximum tax rate of 15%. If the amount of a distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the distribution next will be treated as a nontaxable return of capital and will be applied against and reduce your adjusted tax basis in the Common Stock, but not below zero. If the distribution exceeds both our current and accumulated earnings and profits attributable to the distribution and your adjusted tax basis in your Common Stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain depending on whether your holding period for that Common Stock is or is not more than one year.

      Corporate holders of Common Stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including but not limited to the holding period rules of Section 246(c) of the Code, the rules of Section 246A of the Code that reduce the dividends-received deduction for dividends on certain debt-financed stock, and the rules in Section 1059 of the Code that reduce the basis of stock and may require recognition of taxable gain in respect of certain extraordinary dividends. Corporate investors should also consider the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

      If you sell or dispose of your Common Stock in a taxable transaction, you will recognize capital gain or loss equal to the difference between the sum of the cash and the fair market value of any property received and your tax basis in the Common Stock. A U.S. Holder's tax basis in shares of Common Stock acquired on exercise of a Warrant will be determined in the manner set forth in "--Tax Treatment of Warrants" above. The gain or loss will be long-term capital gain or loss if your holding period for your Common Stock exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For noncorporate taxpayers, net capital gains--the excess of the taxpayer's net long-term capital gains over short-term capital losses--are subject to a maximum tax rate of 15%. The deductibility of capital losses is restricted and generally may be used only to reduce capital gains to the extent thereof.

      Information Reporting; Backup Withholding. We are required to furnish to record holders of Common Stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to dividends paid on the Common Stock.

      Certain U.S. Holders may be subject to backup withholding at the rate of 28% with respect to dividends paid on Common Stock or with respect to proceeds received from a disposition of a share of Common Stock or a Warrant. Generally, backup withholding applies only if:

      o the payee fails to furnish a correct taxpayer identification number to the payer in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

      o the Internal Revenue Service notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

      o the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payer that withholding is required; or

      o the payee fails, in certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

      Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will he entitled to credit any amount withheld under the backup withholding rules against its actual tax liability, provided the required information is furnished to the Internal Revenue Service.

13.   Extension of the Exchange Offer; Termination; Amendment.

      We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and issuance of Common Stock and Warrants for shares, by making a public announcement of such extension.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the exchange offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the exchange offer to holders of shares or by decreasing the number of shares being sought in the exchange offer. Amendments to the exchange offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the exchange offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRnewswire or another comparable service.

14.   Fees and Expenses.

      Scientigo is responsible for all fees and expenses of the Exchange Agent.

      We will not pay any fees or commissions to brokers or dealers for soliciting tenders of shares pursuant to the exchange offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Exchange Agent. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the exchange offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us or the Exchange Agent for purposes of the exchange offer. We will pay or cause to be paid all domestic stock transfer taxes applicable to the exchange offer.

15.   Miscellaneous.

      We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the exchange offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the exchange offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

      Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the exchange offer. You should rely only on the information contained in this document or documents incorporated by reference or in the related Letter of Transmittal. We have not authorized any person to give any information or to make any representations in connection with the exchange offer other than those contained in this document or documents incorporated by reference or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

July 7, 2005

      Questions or requests for assistance may be directed to the Exchange Agent at its telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the exchange offer.

                  The Exchange Agent for the Exchange Offer is:

                             Greenberg Traurig, LLP
                                    Suite 400
                             3290 Northside Parkway
                                Atlanta, GA 30327
                                  678-553-2430
                                  678-553-2431 (fax)